Exhibit 99.1

Auxilium Pharmaceuticals, Inc. Announces

17 Month XIAFLEX® Safety Update

Safety Profile Consistent with Clinical Trials after

Approximately 11,000 injections administered in U.S. through June 30, 2011

MALVERN, PA, (September 6, 2011) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced a safety update following 17 months of post-approval use in the U.S. of XIAFLEX® for the treatment of adult Dupuytren’s contracture patients with a palpable cord. After approximately 11,000 injections administered to approximately 10,000 patients in the U.S., there was no clinically meaningful change in the nature of events expected relative to the clinical trial safety profile.

From February 2, 2010 through June 30, 2011, approximately 560 adverse events have been reported to the Company. Of those events, local events such as skin laceration, swelling and bruising at the site of injection were the most commonly reported events representing 15%, 11.8% and 10.9% of the event reports, respectively. Less commonly reported events included injection site hematoma and pain. Adverse event reporting requirements post-approval are different from requirements for reporting such events during a clinical trial. See “About Voluntary Safety Reporting” below.

In the clinical trials, three (0.3%) subjects experienced a tendon rupture and one (0.1%) subject experienced ligament damage (pulley rupture) following XIAFLEX treatment of 1,082 subjects in the safety database. Approximately 60 clinical investigators injected XIAFLEX during the clinical trials. In the post-approval period, five tendon ruptures (0.05%) and two ligament injuries (0.02%) were reported. There have been no reports of complex regional pain syndrome or nerve injury to date. Since launch, approximately 1,230 U.S. physicians have injected Dupuytren’s contracture patients with XIAFLEX.

“Based on reported events, we believe that XIAFLEX has demonstrated a safety profile in post-approval use that is consistent with what we saw in the clinical trials,” said Dr. James P. Tursi, Chief Medical Officer at Auxilium. “In particular, we believe that the low numbers of tendon and ligament damage reported since XIAFLEX has been available in the U.S. indicate that the training program implemented by the Company is working and the learning curve for health care providers using XIAFLEX appears to be short.”

About Voluntary Safety Reporting

Auxilium is committed to patient safety. With any voluntary safety reporting system, such as that in the U.S., there are limitations regarding interpretation of the data. The system relies on reporting of events from physicians, patients, and other healthcare providers. Auxilium employees also are trained to report events of which they are made aware. The above estimates are based upon voluntary reporting and reflect all information available to Auxilium from February 2, 2010 thru June 30, 2011 for the use of XIAFLEX in adult patients with Dupuytren’s contracture with a palpable cord in the U.S.

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a testosterone gel, for the topical treatment of hypogonadism in the U.S. Pfizer has marketing rights for XIAPEX® (the EU tradename for collagenase clostridium histolyticum) in Europe and Asahi Kasei Pharma Corporation has development and commercial rights for XIAFLEX in Japan. Ferring International Center S.A. markets Testim in the EU and Paladin Labs Inc. markets Testim in Canada. Auxilium has three projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease, in phase IIa of development for the treatment of Frozen Shoulder syndrome (Adhesive Capsulitis) and is in phase Ib of development for the treatment of cellulite (edematous fibrosclerotic panniculopathy). Auxilium also has rights to pursue additional indications for XIAFLEX. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the potential for adverse events when using XIAFLEX for the treatment of Dupuytren’s contracture in the future; products in development for Peyronie’s disease, Frozen Shoulder syndrome and cellulite; and the potential for XIAFLEX to be used in multiple indications.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to various risks and uncertainties.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended June 30, 2011, which are on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com